HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$980,000,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1101107 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,191

Total Outstanding Loan Balance ($): 248,582,930

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 250,090,638 Average Loan Current Balance ($): 208,718

Weighted Average Original LTV (%) *: 79.4

Weighted Average Coupon (%): 7.74

Arm Weighted Average Coupon (%): 7.65

Fixed Weighted Average Coupon (%): 8.32

Weighted Average Margin (%): 6.64

Weighted Average FICO (Non-Zero): 658

Weighted Average Age (Months): 4

% First Liens: 98.5

% Second Liens: 1.5

% Arms: 86.3

% Fixed: 13.7

% Interest Only: 13.4

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.01-5.50	1	331,200	0.1	5.50	80.0	616
5.51- 6.00	2	407,319	0.2	5.96	76.4	694
6.01- 6.50	24	7,262,164	2.9	6.39	73.5	697
6.51-7.00	137	32,877,608	13.2	6.93	77.5	671
7.01-7.50	302	64,326,368	25.9	7.36	77.4	664
7.51-8.00	372	86,105,593	34.6	7.80	79.3	661
8.01- 8.50	164	33,160,644	13.3	8.30	81.8	644
8.51-9.00	84	14,177,840	5.7	8.79	83.5	633
9.01-9.50	29	4,557,032	1.8	9.29	86.6	626
9.51-10.00	18	2,455,750	1.0	9.70	85.2	622
10.01 - 10.50	4	221,367	0.1	10.24	86.8	576
10.51 -11.00	1	72,502	0.0	10.88	100.0	474
11.01 -11.50	4	305,638	0.1	11.45	99.2	513
11.51 -12.00	20	1,013,990	0.4	11.83	99.6	589
12.01 >=	29	1,307,917	0.5	12.41	99.6	583
Total:	1,191	248,582,930	100.0	7.74	79.4	658
Max: 13.50
Min: 5.50
Wgt Avg: 7.74

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
401 - 425	1	20,327	0.0	11.63	100.0	423
451-475	4	362,389	0.1	10.01	92.9	464
476 - 500	5	322,192	0.1	10.64	93.1	487
501 - 525	4	627,835	0.3	8.84	82.3	511
526 - 550	24	2,949,217	1.2	8.89	82.4	544
551 - 575	46	7,611,991	3.1	8.39	76.8	563
576 - 600	60	10,115,457	4.1	8.39	78.1	588
601 - 625	135	22,650,481	9.1	8.02	81.2	616
626 - 650	319	65,790,075	26.5	7.70	79.4	640
651 - 675	259	61,515,171	24.7	7.67	78.7	662
676 - 700	164	39,145,785	15.7	7.53	79.1	688
701 - 725	80	18,287,918	7.4	7.48	79.5	712
726 - 750	50	10,815,891	4.4	7.56	80.4	738
751 - 775	31	6,258,915	2.5	7.46	81.0	762
776 - 800	6	1,204,350	0.5	7.38	78.8	789
801 - 825	3	904,937	0.4	7.81	82.1	811
Total:	1,191	248,582,930	100.0	7.74	79.4	658
Max: 816
Min: 423
Wgt Avg: 658

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	48	1,555,501	0.6	11.29	98.5	584
50,001 - 100,000	152	11,925,577	4.8	8.34	81.4	635
100,001 - 150,000	274	34,290,630	13.8	7.91	80.3	655
150,001 - 200,000	233	41,116,656	16.5	7.65	79.7	660
200,001 - 250,000	142	31,705,066	12.8	7.63	78.5	658
250,001 - 300,000	114	31,452,763	12.7	7.66	79.1	659
300,001 - 350,000	71	22,749,801	9.2	7.70	79.8	661
350,001 -400,000	52	19,583,028	7.9	7.63	78.9	660
400,001 -450,000	36	15,403,162	6.2	7.80	79.0	663
450,001 - 500,000	25	11,930,894	4.8	7.47	78.6	673
500,001 550,000	14	7,434,229	3.0	7.84	79.0	654
550,001 - 600,000	14	8,076,244	3.2	7.61	78.1	661
600,001 - 650,000	6	3,722,568	1.5	7.61	75.8	675
650,001 - 700,000	3	2,069,482	0.8	6.98	76.5	666
700,001 - 750,000	3	2,199,602	0.9	7.58	78.3	647
750,001 - 800,000	2	1,548,750	0.6	7.12	72.3	671
850,001 -900,000	1	860,000	0.3	6.99	80.0	684
950,001-1,000,000	1	958,978	0.4	8.25	80.0	672
Total:	1,191	248,582,930	100.0	7.74	79.4	658
Max: 958,978.48
Min: 16,534.04
Avg: 208,717.83

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0 50.1 -55.0 55.1 - 60.0 60.1 - 65.0 65.1 - 70.0 70.1 - 75.0 75.1 - 80.0 80.1 - 85.0 85.1 - 90.0 90.1 - 95.0 95.1 -100.0	9 5 6 12 22 266 626 66 54 31 94	1,665,682 589,541 1,325,712 2,486,832 5,102,012 63,400,340 138,718,372 12,074,643 9,665,203 5,351,771 8,202,821	0.7 0.2 0.5 1.0 2.1 25.5 55.8 4.9 3.9 2.2 3.3	7.20 7.03 7.54 7.78 7.51 7.47 7.66 8.18 8.22 8.35 9.82	42.4 53.5 57.8 62.8 69.1 74.9 79.9 84.6 89.6 94.6 100.0	606 628 622 630 628 662 665 619 654 643 635
Total:	1,191	248,582,930	100.0	7.74	79.4	658
Max: 100.0 Min: 15.7 Wgt Avg: 79.4

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00 0.50 1.00 2.00 3.00	191 10 85 516 389	31,001,544 1,187,261 25,184,071 119,047,993 72,162,061	12.5 0.5 10.1 47.9 29.0	8.22 8.01 7.91 7.62 7.67	80.6 77.0 78.6 79.2 79.6	656 635 670 662 650
Total:	1,191	248,582,930	100.0	7.74	79.4	658

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Full Reduced Stated Income/Stated Assets	837 186 168	160,241,324 49,151,068 39,190,538	64.5 19.8 15.8	7.61 7.99 7.96	79.8 78.5 78.7	648 664 693
Total:	1,191	248,582,930	100.0	7.74	79.4	658

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	1,141	239,559,649	96.4	7.72	79.3	657
Second Home	1	432,998	0.2	8.00	85.0	772
Investor	49	8,590,283	3.5	8.19	82.0	683
Total:	1,191	248,582,930	100.0	7.74	79.4	658

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	304	99,482,464	40.0	7.59	77.9	667
Florida	107	22,296,923	9.0	7.80	79.0	657
Washington	89	20,270,551	8.2	7.80	79.4	659
Colorado	81	14,367,425	5.8	7.63	81.3	650
Oregon	62	11,402,654	4.6	7.57	80.7	669
Arizona	51	10,258,553	4.1	7.66	78.8	657
Nevada	43	9,724,647	3.9	7.62	79.0	643
Ohio	50	5,759,894	2.3	8.27	85.2	629
Idaho	36	5,271,901	2.1	7.89	78.8	643
Georgia	38	5,073,497	2.0	8.18	79.4	648
Utah	29	4,592,023	1.8	7.56	31.9	667
Illinois	19	3,942,067	1.6	7.92	79.8	660
Missouri	34	3,299,531	1.3	7.97	81.8	648
Tennessee	28	2,787,815	1.1	7.83	78.8	629
Pennsylvania	20	2,725,818	1.1	8.14	85.5	644
Other	200	27,327,168	11.0	8.08	81.6	647
Total:	1,191	248,582,930	100.0	7.74	79.4	658

Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	832	177,181,538	71.3	7.69	79.5	667
Refinance – Rate Term	57	10,123,717	4.1	7.97	81.4	649
Refinance – Cashout	302	61,277,675	24.7	7.84	78.6	635
Total:	1,191	248,582,930	100.0	7.74	79.4	658

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC. %	WA OLTV* %	WA FICO
Ann 2/28	172	42,990,613	17.3	7.52	78.7	681
Ann 2/28 - Balloon 40/30	15	4,224,358	1.7	7.71	78.9	690
Arm 2/28 - Balloon 45/30	435	107,739,485	43.3	7.71	79.1	658
Arm 2/28 - Balloon 50/30	1	479,753	0.2	7.20	80.0	622
Arm 3/27	52	7,421,236	3.0	8.02	79.9	660
Arm 3/27 - Balloon 40130	8	1,312,654	0.5	7.55	81.3	671
Arm 3/27 - Balloon 45/30	216	44,472,225	17.9	7.60	78.7	656
Arm 5/25	11	1,769,156	0.7	7.35	78.5	682
Arm 5/25 -Balloon 45/30	17	3,456,678	1.4	7.36	77.6	675
Arm 7/23 - Balloon 45/30	3	615,922	0.2	7.01	76.5	684
Fixed Balloon 30/15	3	263,681	0.1	11.82	100.0	573
Fixed Balloon 40/30	38	2,480,643	1.0	11.11	97.1	608
Fixed Balloon 45130	85	15,407,766	6.2	7.97	80.4	620
Fixed Rate	135	15,948,761	6.4	8.16	81.2	636
Total:	1,191	248,582,930	100.0	7.74	79.4	658

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	866	177,269,661	71.3	7.73	79.3	657
PUD	193	41,247,508	16.6	7.69	80.1	654
Condo	80	16,933,693	6.8	7.89	79.0	672
2 Family	49	11,523,073	4.6	7.80	78.3	664
3-4 Family	3	1,608,995	0.6	7.48	83.1	678
Total:	1,191	248,582,930	100.0	7.74	79.4	658

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
4.01 – 4.50	1	331,200	0.2	5.50	80.0	616
4.51 – 5.00	2	407,319	0.2	5.96	76.4	694
5.01 – 5.50	20	6,729,618	3.1	6.50	75.2	699
5.51 – 6.00	131	29,663,037	13.8	6.96	76.7	672
6.01 – 6.50	270	58,422,759	27.2	7.37	78.4	664
6.51 – 7.00	309	74,520,359	34.7	7.79	79.2	665
7.01 -7.50	129	30,552,336	14.2	8.19	80.9	650
7.51 – 8.00	49	10,058,618	4.7	8.78	82.6	653
8.01 – 8.50	14	2,903,862	1.4	9.38	81.7	608
8.51 – 9.00	5	892,973	0.4	9.65	85.0	676
Total:	930	214,482,079	100.0	7.65	79.0	663
Max: 8.75
Min: 4.50 Wgt Avg: 6.64

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
4 - 6	1	331,200	0.2	5.50	80.0	616
7 - 9	3	275,324	0.1	8.04	86.3	566
13 -15	1	142,500	0.1	8.75	75.0	572
16 -18	15	4,315,103	2.0	7.78	79.5	671
1921	596	148,801,946	69.4	7.66	79.0	666
22-24	7	1,568,135	0.7	7.42	81.2	629
25 -27	7	1,409,073	0.7	7.89	79.4	588
28 -30	14	3,801,620	1.8	7.98	78.7	628
31 -33	247	46,145,845	21.5	7.64	79.0	662
34 - 36	8	1,849,577	0.9	7.27	77.3	627
37 >=	31	5,841,756	2.7	7.32	77.8	678
Total:		930	214,482,079	100.0	7.65	79.0	663
Max:	81
Min:	6
Wgt	Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 - 11.50	1	331,200	0.2	5.50	80.0	616
11.51 -12.00	2	407,319	0.2	5.96	76.4	694
12.01-12.50	24	7,262,164	3.4	6.39	73.5	697
12.51 - 13.00	135	32,648,064	15.2	6.93	77.6	671
13.01 - 13.50	246	52,976,623	24.7	7.35	77.8	668
13.51 -14.00	324	78,599,344	36.6	7.79	79.2	663
14.01 -14.50	123	27,362,275	12.8	8.31	81.5	650
14.51 -15.00	52	10,273,559	4.8	8.81	82.8	647
15.01 -15.50	15	3,234,294	1.5	9.28	82.8	616
15.51 - 16.00	8	1,387,239	0.6	9.68	82.9	637
Total:	930	214,482,079	100.0	7.65	79.0	663
Max: 15.99
Min: 11.50 Wgt Avg: 13.65

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.01 - 5.50 5.51 - 6.00 6.01 -6.50 6.51 - 7.00 7.01 - 7.50 7.51 - 8.00 8.01 - 8.50 8.51 - 9.00 9.01 - 9.50 9.51 -10.00	1 2 24 135 246 324 123 52 15 8	331,200 407,319 7,262,164 32,648,064 52,976,623 78,599,344 27,362,275 10,273,559 3,234,294 1,387,239	0.2 0.2 3.4 15.2 24.7 36.6 12.8 4.8 1.5 0.6	5.50 5.96 6.39 6.93 7.35 7.79 8.31 8.81 9.28 9.68	80.0 76.4 73.5 77.6 77.8 79.2 81.5 82.8 82.8 82.9	616 694 697 671 668 663 650 647 616 637
Total:	930	214,482,079	100.0	7.65	79.0	663
Max: 9.99 Min: 5.50 Wgt Avg: 7.65

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
3.00	930	214,482,079	100.0	7.65	79.0	663
Total:	930	214,482,079	100.0	7.65	79.0	663
Wgt Avg: 3.00

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	930	214,482,079	100.0	7.65	79.0	663
Total:	930	214,482,079	100.0	7.65	79.0	663
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0 60 120	1,090 100 1	215,370,639 33,092,291 120,000	86.6 13.3 0.0	7.80 7.36 6.63	79.6 77.8 75.0	653 691 755
Total:	1,191	248,582,930	100.0	7.74	79.4	658